EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Amendment No. 2 to the Registration Statement of BioLase Technology, Inc. on Form S-1 to be filed with the Commission on or about January 27, 2006 of our report dated July 25, 2003 on the financial statements of the American Dental Laser division of American Medical Technologies, Inc. as of December 31, 2002 and 2001 and the related statements of revenues and expenses for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Houston, Texas

January 27, 2006